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                                 EXHIBIT 7(b)1

      INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.
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                        MICROELECTRONIC PACKAGING, INC.
                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION

Introduction
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The following Unaudited Pro Forma Condensed Consolidated Financial Information
is presented to illustrate the financial statement effect of the liquidation, as described in Item 2 of this Form 8-K, of the Company's MPM Singapore Pte. Ltd. subsidiary engaged in the development of multi-layer packaging technology pursuant to a licensing agreement with IBM, and should be read in conjunction with the historical financial statements of Microelectronic Packaging, Inc. ("MPI") contained in its Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet adjusts the historical condensed consolidated balance sheet of MPI at September 30, 1996 as if the liquidation had occurred as of that date.

The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 adjusts the results of operations of MPI for the year ended December 31, 1995 as if the liquidation had occurred as of the first day of that period. The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1996 adjusts the results of operations of MPI for the nine months ended September 30, 1996 assuming a continuation of the Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1995.

The accompanying Unaudited Pro Forma Condensed Consolidated Financial Information and this description have been included as required by the rules of the Securities and Exchange Commission and are provided for illustrative purposes only. The pro forma financial information does not purport to be indicative of the results which would have been obtained if MPI's liquidation of the Company's MPM Singapore Pte. Ltd. subsidiary had been effected on the date or dates indicated or which may be obtained in the future.

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